Exhibit 4.31

ALLONGE TO

2006 CONVERTIBLE BRIDGE NOTE DATED JULY 31, 2006

THIS ALLONGE (“Allonge”) is made effective as of September 22, 2006 by and between SYNOVA HEALTHCARE GROUP, INC. (“Maker”) and                      (“Payee”).

BACKGROUND

A.	Maker executed and delivered to Payee a certain 2006 Convertible Bridge Note dated July 31, 2006 payable to the order of Payee (the “Note”).

B.	Payee and Maker desire that the terms of the Note be modified.

NOW, THEREFORE, in consideration of the mutual benefits inuring to Maker and Payee, and intending to be legally bound hereby, the Note is hereby modified as follows:

1. Defined Terms. The definition of “Subsequent Offering” shall be amended in its entirety to read as follows:

“Subsequent Offering” means any sale of any Securities of Maker after the Original Issue Date, which results in gross proceeds to the Company of at least $5,000,000.

2. Failure to Complete Subsequent Offering. If the Maker fails to complete the Subsequent Offering by October 31, 2006 and the Conversion Price then in effect is greater than $1.00, then the Conversion Price shall forthwith be reduced to $1.00 per share.

3. No Other Modifications. No other provisions of the Note shall be modified hereby except as expressly set forth herein, and this Allonge shall not be construed as a waiver of any of Payee’s rights or remedies under the Note as heretofore existing or as hereafter modified by this Allonge.

4. Inconsistencies. To the extent of any inconsistency between the terms and conditions of this Allonge and the terms and conditions of the Note, the terms and conditions of this Allonge shall prevail. All terms and conditions of the Note not inconsistent herewith shall remain in full force and effect and are hereby ratified and confirmed by Maker.

5. Affixation to Term Note. This Allonge shall be firmly affixed to the Note, whereupon the Note and this Allonge shall constitute a single instrument.

6. No Novation. Maker hereby acknowledges and agrees that this Allonge is in no way intended to constitute a novation of the Note or any indebtedness evidenced thereby.

IN WITNESS WHERE, Maker and Payee have executed this Allonge under seal on the date first above written.

PAYEE:

By:

By:

Name:

Title:

MAKER:

SYNOVA HEALTHCARE GROUP, INC.

By:

Name:

Title: